As filed with the Securities and Exchange Commission on May 10, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUDACY, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1701044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Market Street, 4th Floor Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

AUDACY 2022 EQUITY COMPENSATION PLAN

(Full title of the plan)

Andrew P. Sutor, IV

Executive Vice President, Secretary

Audacy, Inc.

2400 Market Street, 4th Floor

Philadelphia, PA 19103

(Name and address of agent for service)

(610) 660-5610

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants of the Audacy 2022 Equity Compensation Plan (the “Plan”) in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents have not been filed with the SEC, but such documents, (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement, and all documents subsequently filed by Audacy, Inc. (“Audacy” or the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents (except as to any portion of any document or report furnished under Item 2.02 or 7.01 of Form 8-K or related exhibit furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions):

(a) Audacy’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March  1, 2022;

(b) Audacy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the SEC on May 9, 2022;

(c) the information specifically incorporated by reference in Audacy’s Annual Report on Form 10-K for the year ended December 31, 2021 from Audacy’s Proxy Statement on Schedule 14A, as filed with the SEC on March 22, 2022; and

(d) the description of Audacy’s Class A Common Stock contained in Audacy’s registration statement on Form 8-A, declared effective by the SEC on September 15, 1998.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock, par value $0.01 per share, of the Registrant being registered pursuant to this registration statement has been passed upon by Andrew P. Sutor, IV, Executive Vice President, General Counsel and Secretary of the Registrant. Mr. Sutor is a beneficial owner of shares of Class A Common Stock of the Registrant and is eligible to participate in the Audacy 2022 Equity Compensation Plan.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated in Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the indemnification provisions above are not exclusive of the right to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a representative of another corporation or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

Section 1713 of the PBCL permits the shareholders of a business corporation to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute.

Audacy’s Amended and Restated Articles of Incorporation, as further amended, provide that Audacy shall indemnify any officer or director who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was an officer or director of Audacy, to the fullest extent permitted under the PBCL.

The Amended and Restated Bylaws (the “Bylaws”) of the Registrant provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. The Bylaws of the Registrant authorize the Registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors of the Registrant so determines, purchasing and maintaining insurance.

Item 4. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Andrew P. Sutor, IV, Esquire

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Andrew P. Sutor, IV, Esquire (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereto)

99.1	Audacy 2022 Equity Compensation Plan

107	Filing Fee Table

+	Incorporated by reference

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on May 10, 2022.

AUDACY, INC.

By:	/s/ David J. Field
David J. Field
President, Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints David J. Field and Andrew P. Sutor, IV, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead in any and all capacities to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE
Principal Executive Officer

/s/ David J. Field	President, Chief Executive Officer	May 10, 2022
David J. Field

Principal Financial Officer:

/s/ Richard J. Schmaeling	Executive Vice President and Chief Financial	May 10, 2022
Richard J. Schmaeling	Officer

Principal Accounting Officer:

/s/ Elizabeth Bramowski	Chief Accounting Officer	May 10, 2022
Elizabeth Bramowski	and Controller

Directors:

/s/ David J. Field	Director, Chairman	May 10, 2022
David J. Field

/s/ Joseph M. Field	Director, Chairman Emeritus	May 10, 2022
Joseph M. Field

/s/ David J. Berkman	Director	May 10, 2022
David J. Berkman

/s/ Sean R. Creamer	Director	May 10, 2022
Sean R. Creamer

/s/ Louise C. Kramer	Director	May 10, 2022
Louise C. Kramer

/s/ Joel Hollander	Director	May 10, 2022
Joel Hollander

/s/ Mark R. LaNeve	Director	May 10, 2022
Mark R. LaNeve

/s/ David Levy	Director	May 10, 2022
David Levy

/s/ Monique L. Nelson	Director	May 10, 2022
Monique L. Nelson

/s/ Susan K. Neely	Director	May 10, 2022
Susan K. Neely